Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY APPOINTS

JOSEPH CALLAHAN CHIEF FINANCIAL OFFICER

Geyserville, CA. August 9, 2007 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced that Joseph Callahan has been appointed Chief Financial Officer, effective immediately.

Mr. Callahan has more than a decade of financial experience in the gaming industry. Mr. Callahan was most recently the Director of Finance for the East Valley Tourist Development Authority, an instrumentality of the Cabazon Band of Mission Indians, which operates the Fantasy Springs Resort and Casino in Indio, California. Prior to that Mr. Callahan was Finance Director for the Mohegan Sun Resort and Casino in Connecticut, where he developed the operating and business plans for a $1 billion property expansion while creating and managing the Strategic Planning, Budgeting and Analysis division. He also previously held various financial positions at Boulder Station Hotel and Casino and Station Casinos, Inc., both in Las Vegas, Nevada.

Chief Executive Officer Shawn Smyth stated, “We are delighted to announce Joe’s appointment as Chief Financial Officer. His tribal gaming experience and significant financial and operational expertise are very well suited to our needs and we are thrilled to welcome him aboard.”

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 947 enrolled members and approximately 75-acre reservation in Sonoma County, California.  We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco.  River Rock Casino features 35,500 square feet of gaming space containing 1,570 slot and video poker machines, as well as a full-service restaurant.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable.  We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all).  You should read this press release completely and with the understanding that actual future results may be materially different from what we expect.  We will not update these forward-looking statements, even though our situation will change in the future.

Contact:

Don Duffy

Integrated Corporate Relations

203-682-8200